As filed with the Securities and Exchange Commission on March 13, 2017

Registration No. 333-200684
Registration No. 333-200684
Registration No. 333-196534
Registration No. 333-180287
Registration No. 333-170029
Registration No. 333-164558
Registration No. 333-152597

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-211659
POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-200684
POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-196534
POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-180287
POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-170029
POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-164558
POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-152597

UNDER
THE SECURITIES ACT OF 1933

WAFERGEN BIO-SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	90-0416683
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

34700 Campus Drive Fremont, CA	94555
(Address of principal executive offices)	(Zip Code)

WAFERGEN BIO-SYSTEMS, INC. 2008 STOCK INCENTIVE PLAN, AS AMENDED
(Full title of the plans)

Frank Raab
Treasurer and Secretary
34700 Campus Drive
Fremont, CA 94555
(510) 651-4450
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Michael O’Bryan
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
(415) 268-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of WaferGen Bio-systems, Inc. (the “Company”), previously filed by the Company with the United States Securities and Exchange Commission (“SEC”):

•
Registration Statement No. 333- 211659 filed on May 27, 2016 pertaining to the registration of 2,500,000 shares of common stock of the Company, par value $0.001 per share (the “Shares”) issuable under WaferGen Bio-systems, Inc. 2008 Stock Incentive Plan, as amended (the “2008 Plan”);

•	Registration Statement No. 333-200684 filed on December 2, 2014 pertaining to the registration of 900,000 Shares issuable under the 2008 Plan;

•	Registration Statement No. 333-196534 filed on June 5, 2014 pertaining to the registration of 3,000,000 Shares issuable under the 2008 Plan;

•	Registration Statement No. 333-180287 filed on March 22, 2012 pertaining to the registration of 8,000,000 Shares issuable under the 2008 Plan;

•	Registration Statement No. 333-170029 filed on October 19, 2010 pertaining to the registration of 3,000,000 Shares issuable under the 2008 Plan;

•	Registration Statement No. 333-164558 filed on January 26, 2010 pertaining to the registration of 1,500,000 Shares issuable under the 2008 Plan; and

•	Registration Statement No. 333-152597 filed on July 29, 2008 pertaining to the registration of 2,000,000 Shares issuable under the 2008 Plan.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 12, 2016, by and among the Company, Takara Bio USA Holdings, Inc., a Delaware limited liability company (“Parent”), Walrus Acquisition Corporation, a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Takara Bio USA, Inc., Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Company is deregistering the remaining Shares registered but unsold under the Registration Statements, if any, by means of this Post-Effective Amendment. The Company hereby removes from registration any and all such Shares registered for issuance on the Registration Statements that remain unsold under such Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Shares.

The foregoing description of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 1, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California on March 13, 2017.

WAFERGEN BIO-SYSTEMS, INC.

By:	/s/ Carol Lou
Name:	Carol Lou
Title:	President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.